UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2023

Intapp, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40550	46-1467620
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3101 Park Blvd
Palo Alto, California		94306
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 852-0400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	INTA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On May 17, 2023, Intapp, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc., as representative of the several underwriters listed therein (collectively, the “Underwriters”), and the selling stockholders named in Schedule B thereto (collectively, the “Selling Stockholders”), in connection with its previously announced public offering (the “Offering”) of 6,250,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), consisting of 2,000,000 shares of Common Stock to be issued and sold by the Company and 4,250,000 shares of Common Stock to be sold by the Selling Stockholders, at a public offering price of $36.50 per share less underwriting discounts and commissions. Under the terms of the Underwriting Agreement, certain of the Selling Stockholders granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 937,500 shares of Common Stock at the public offering price less underwriting discounts and commissions, which the Underwriters exercised in full.

The gross proceeds to the Company from the Offering are expected to be approximately $73.0 million before deducting underwriting discounts and commissions and expected offering expenses. The Company will not receive any proceeds from the shares sold by the Selling Stockholders. The Company intends to use the net proceeds from the Offering for working capital and general corporate purposes. The Offering is expected to close on May 22, 2023, subject to the satisfaction of customary closing conditions.

The Offering is being made pursuant to a prospectus supplement and an accompanying prospectus dated May 16, 2023, pursuant to a Registration Statement on Form S-3 (No. 333-271970), which was filed by the Company with the Securities and Exchange Commission on May 16, 2023 and is effective.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company and the Selling Stockholders, customary conditions to closing, indemnification and contribution obligations of the Company, the Selling Stockholders and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties, and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing summary of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement attached hereto as Exhibit 1.1 and which is incorporated herein by reference.

On May 16, 2023, the Company issued a press release announcing the launch of the Offering, which is filed herewith as Exhibit 99.1 and incorporated by reference herein.

On May 17, 2023, the Company issued a press release announcing the pricing of the Offering, which is filed herewith as Exhibit 99.2 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement, dated May 17, 2023, by and among Intapp, Inc., BofA Securities, Inc. and the Selling Stockholders named therein
5.1	Opinion of Proskauer Rose LLP
23.1	Consent of Proskauer Rose LLP (included in Exhibit 5.1)
99.1	Press Release issued by Intapp, Inc. announcing the launch of the Offering dated May 16, 2023
99.2	Press Release issued by Intapp, Inc. announcing the pricing of the Offering dated May 17, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Intapp, Inc.

Date: May 18, 2023	By:	/s/ Steven Todd
Name: Steven Todd
Title: General Counsel